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                                                              Exhibit (10)(xvii)


                                              C O N F I D E N T A L
                                              ---------------------


                              EMPLOYMENT AGREEMENT

         This Agreement ("Agreement") is made this 1st day of March 2001, between William R. Mason ("Mason") and American Greetings Corporation ("AG" or "Company").

         In consideration of the mutual promises contained herein, the parties agree as follows:

         1. POSITION: Mason is employed by AG as the Company's Senior Vice President, Sales. Mason will perform any and all duties commensurate with that position.

         2. TERM: This Agreement will be in effect for "rolling" three (3) year terms commencing March 1, 2001; successive three (3) year terms will commence on March 2, 2001, and on each day thereafter, and will terminate three (3) years from each commencement date.

         3. TERMINATION: It is understood that Mason's employment with AG, whether pursuant to this Agreement or otherwise, is terminable at-will, and may be terminated by either party at any time for any reason or for no reason. This Agreement will end on the date that Mason ends his employment with AG ("Termination Date"). As of the Termination Date, Mason will no longer be an employee of AG and will not be entitled to or receive any benefits or privileges of employment, except for those provided herein and those post-employment benefits generally afforded such former employees under AG's then current policies and procedures.

         4. COMPENSATION: During the term of this Agreement, in addition to the other regular benefits offered to Executive Officers (as designated by the AG Board of Directors or otherwise), including but not limited to, profit sharing, 40l(k), stock option plans, health benefits and life insurance, Mason will receive the following salary and benefits:

              a. Beginning on March 1, 2001, Mason will be paid an annual base salary of $299,304, plus an annual payment of $25,000, for a total of

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$324,304 considered base pay for purposes of determining AG's contribution to
Mason's account in the Retirement Profit Sharing and Savings Plan and for purposes of his Supplemental Executive Retirement Plan account, but is not considered base pay for purposes of determining the one year bonus and three year bonus under the one and three year bonus plans referenced in subparagraphs 4.b. and 4.c. below or other bonuses under successor or additional plans, less payroll taxes and other withholdings as required by law ("Base Salary"). Such Base Salary will be reviewed at or around the end of each AG fiscal year thereafter and at that time may be changed at the discretion of AG's President. Unless Mason voluntarily resigns or is terminated "for cause," the then current Base Salary will be paid for three years from the Termination Date payable in installments on the same dates as Mason's Base Salary was paid immediately before the Termination Date, but Mason will not be eligible for bonuses under subparagraphs 4.b. or 4.c. below. Notwithstanding the foregoing, if Mason either breaches the non-competition provisions in paragraph 6 below or otherwise engages in any business activities that are in competition with AG's businesses as defined in paragraph 6 below during such three year payment period, payments of his Base Salary hereunder shall cease and any future payments shall be forfeited. If Mason voluntarily resigns, he will receive no further Base Salary or bonuses under subparagraphs 4.b. or 4.c. below after the Termination Date. "For Cause" is defined as termination as a result of Mason's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of paragraphs 5, 6, 7, or 8(e) of this Agreement.

                  b. For each AG fiscal year in which AG pays its officers and certain key employees a one year cash bonus pursuant to the Company's regular Executive Incentive Compensation Plan, Mason will receive such a bonus based upon a target bonus of 35% of his then current annual base salary excluding the annual payment of $25,000 set forth in the first sentence of this subparagraph and the terms of such plan.

                  c. Mason shall further be eligible to receive a cash bonus, if and when paid, under the terms of AG's current three year Special Bonus Plan or other future long-term executive incentive compensation plans for officers and certain key employees, in accordance with its/their terms. If the Special Bonus Plan is not renewed or a similar plan is not instituted at the end of the current three year Special Bonus Plan period, AG agrees to review, but not necessarily act upon, the need for such a bonus as an element of Mason's compensation

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package.

                  d. During the term of this Agreement, Mason shall own at least 5,000 shares of AG Common Stock.

         5. CONFIDENTIAL AND TRADE SECRET INFORMATION: Mason acknowledges that in the course of his employment with AG he has and will have access to confidential information and trade secrets, oral or written which a reasonable person would believe to be confidential to or a trade secret of AG ("Confidential Information"), misuse or disclosure of which could adversely affect AG's business. Mason agrees that he will not, either during his employment with AG or at any time thereafter, use for himself or others, or disclose or convey to others (except as is necessary in the ordinary course of his employment) any of AG's Confidential Information. This paragraph shall not prohibit disclosure of information which has become public, unless it became public through Mason's breach of this Agreement.

         6. NON-COMPETITION; NON-DISPARAGEMENT: In consideration of AG's agreement to employ Mason under the terms of this Agreement, Mason agrees that he will not for the following periods engage anywhere in the United States or Canada, directly or indirectly, in any business activities, either as principal, agent or consultant or through any corporation, firm or organization in which he may be an officer, director, employee, substantial shareholder, partner, member or be otherwise affiliated that are in competition with AG's businesses at such time: (i) for the period of his employment hereunder, (ii) and for a period of one (1) year after the Termination Date; provided, however, that unless Mason voluntarily resigns or is terminated "For Cause" in which case the one (1) year period runs from the Termination Date, the one (1) year period in subparagraph
(ii) above shall lapse on the thirtieth (30th) day after the date that Mason gives written notice to AG that a payment is due Mason under paragraph 4.a. above which remains unpaid on such thirtieth (30th) day. Further, Mason agrees that at no time during or following his employment with AG will he directly or indirectly disparage AG, its affiliates and subsidiaries or any of AG's directors, officers, employees, agents and representatives.

         7. CONFLICT OF INTEREST: Mason represents and warrants that he has no interest or obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit or impair his performance of any part of this Agreement.

8.       MISCELLANEOUS:

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                  a. This Agreement constitutes the entire understanding between
Mason and AG relating to the subject matter contained herein and effective March 1, 2001, this Agreement supersedes any previous oral or written agreement(s) and understandings, including without limitation, the employment agreement, dated July 1, 1984, between AG and Mason. This Agreement may not be changed, modified, or altered without the express written consent of Mason and AG.

                  b. Either party's failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive the other party of his/its rights thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  c. If any part or section of this Agreement is found to be contrary to law or unenforceable, the remainder shall remain in force and effect.

                  d. This Agreement will be governed by and construed in accordance with the law of the State of Ohio. Any disputes regarding this Agreement that cannot be resolved amicably shall be resolved through AG's "Solutions" alternative dispute resolution program or its successor, if any. If such dispute cannot be resolved through mediation under that program, except as otherwise provided under the terms of the Solutions program, it shall be resolved by binding arbitration in Cleveland in accordance with the applicable rules of the American Arbitration Association.

                  e. Upon Mason's termination, regardless of the reason, Mason will promptly surrender to AG any of its property in Mason's possession including, but not limited to, all correspondence, memoranda, notes, records, reports, plans, computer printouts, reproductions, slides, and any other papers or items, and copies of papers and other items, received or made by Mason in connection with his employment with AG.

         9. REVIEW BY ADVISORS: Mason acknowledges that he has had ample opportunity to consult with his legal and financial advisors, has carefully considered this Agreement, and fully understands its provisions. He has not relied on any other representations or statements, written or oral.


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         10. SURVIVAL: The following paragraphs shall survive the expiration or termination of this Agreement; 3, 4.a., 5, 6, 7 and 8.



AMERICAN GREETINGS CORPORATION              WILLIAM R. MASON

BY:  _______________________________        __________________________________

NAME:  ____________________________         __________________________________

TITLE:  ____________________________        __________________________________

DATE:  _____________________________        __________________________________


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